As filed with the Securities and Exchange Commission on May 11, 2010

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

UNITED RENTALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1522496
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Five Greenwich Office Park, Greenwich, Connecticut 06831

(Address of Principal Executive Offices)

United Rentals, Inc. 2010 Long Term Incentive Plan
(Full Title of the Plan)

Jonathan M. Gottsegen, Esq.

Senior Vice President, General Counsel and Corporate Secretary
Five Greenwich Office Park
Greenwich, Connecticut 06831
(Name and Address of Agent for Service)

(203) 622-3131
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Andrew D. Soussloff, Esq.

Sullivan & Cromwell LLP

125 Broad Street
New York, New York 10004
(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non- accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(6)	Proposed Maximum Aggregate Offering Price(6)	Amount of Registration Fee(1)
Common Stock (par value $0.01 per share)	2,400,000	$12.49	$29,976,000.00	$2,137.29(6)
Common Stock (par value $0.01 per share)	195,752(3)	$12.49	$2,444,942.48	$0(7)
Common Stock (par value $0.01 per share)	28,751(4)	$12.49	$359,099.99	$0(7)
Common Stock (par value $0.01 per share)	25,239(5)	$12.49	$315,235.11	$0(7)

(See footnotes on next page)

(Footnotes from previous page)

(1)

This registration statement consists of 2,400,000 shares of common stock of United Rentals, Inc. (the “Common Stock”) being newly registered and, pursuant to Instruction E to Form S-8 and interpretations of the Division of Corporation Finance of the Securities and Exchange Commission, 249,742 shares of Common Stock previously registered on Form S-8. The 249,742 shares includes 195,752, 28,751, and 25,239 shares of Common Stock previously registered on Form S-8 (File Nos. 333-139589, 333-133256, and 333-60458, respectively). See “Explanatory Statement”.

(2)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers indeterminable number of shares of Common Stock which may become issuable pursuant to the anti-dilution provisions of the United Rentals, Inc. 2010 Long Term Incentive Plan.

(3)

The offer and sale of 195,752 shares registered hereby were previously registered for sale under the registrant’s 2001 Comprehensive Stock Plan pursuant to the registration statement on Form S-8 (File No. 333-139589) filed and effective on December 21, 2006.

(4)

The offer and sale of 28,751 shares registered hereby were previously registered for sale under the registrant’s 1998 Stock Option Plan and 1998 Supplemental Stock Option Plan pursuant to the registration statement on Form S-8 (File No. 333-133256) filed and effective on April 13, 2006.

(5)

The offer and sale of 25,239 shares registered hereby were previously registered for sale under the registrant’s 2001 Stock Plan pursuant to the registration statement on Form S-8 (File No. 333-60458) filed and effective on May 8, 2001.

(6)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Common Stock, as reported on the New York Stock Exchange on May 6, 2010, which is within five (5) business days prior to the date of this Registration Statement.

(7)

As described in notes (1) and (3) through (5) above, the registration fees were previously paid with respect to 249,742 shares of Common Stock that are being carried forward to this Registration Statement. See “Explanatory Statement”.

EXPLANATORY NOTE

United Rentals, Inc., a Delaware corporation (“United Rentals”), has filed this Registration Statement to register the offer and sale of 2,649,742 shares of United Rentals’ Common Stock, par value $0.01 per share (the “Shares”) pursuant to the United Rentals, Inc. 2010 Long Term Incentive Plan (the “Long Term Incentive Plan”). Contemporaneously with the filing of this Registration Statement, United Rentals is filing with the Securities and Exchange Commission (the “Commission”) (i) Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (File No. 333-139589) filed and effective on December 21, 2006 (the “December 2006 Registration Statement”) pursuant to which United Rentals registered the offer and sale of 2,239,575 shares of Common Stock pursuant to the United Rentals, Inc. 2001 Comprehensive Stock Plan (the “Comprehensive Plan”); (ii) Post-Effective Amendment No. 2 to its Registration Statement on Form S-8 (File No. 333-133256) filed and effective on April 13, 2006 (the “April 2006 Registration Statement”) pursuant to which United Rentals registered the offer and sale of 3,850,000 shares of Common Stock pursuant to the United Rentals, Inc. 1998 Stock Option Plan and the United Rentals, Inc. 1998 Supplemental Stock Option Plan; and (iii) Post-Effective Amendment No. 2 to its Registration Statement on Form S-8 (File No. 333-60458) filed and effective on May 8, 2001 (the “2001 Registration Statement” and together with the December 2006 Registration Statement and 2001 Registration Statement, the “Old Registration Statements”) pursuant to which United Rentals registered the offer and sale of 2,000,000 shares of Common Stock pursuant to the United Rentals, Inc. 2001 Stock Plan.

United Rentals desires to have the Shares registered for the Long Term Incentive Plan to include 249,742 shares (the “Carryover Shares”) whose offer and sale were registered under the Old Registration Statements. Following the filing of this Registration Statement, the Carryover Shares are no longer available for new awards under the respective plans under which they previously were registered.

Consequently, in accordance with Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (as supplemented):

1.               United Rentals is carrying over 249,742 shares from the Old Registration Statements and registering the offer and sale of 2,400,000 shares of the Common Stock under the Long Term Incentive Plan pursuant to this Registration Statement;

2.               $1,718.84 of the registration fee paid in connection with the Old Registration Statements are allocable to the Carryover Shares, and is carried over to this Registration Statement with respect to the Carryover Shares; and

3.               Contemporaneously with the filing of this Registration Statement, the Old Registration Statements are being amended on a post-effective basis to discuss the transfer of shares from the respective plans to the Long Term Incentive Plan.

PART I  — INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Act”), this Registration Statement omits the information specified in Part I of Form S-8.  United Rentals will deliver the documents containing the information specified in Part I to the participants in the Long Term Incentive Plan, as required by Rule 428(b). United Rentals is not filing these documents with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Act.

PART II  — INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.             Incorporation of Documents by Reference.

The Commission’s rules allow United Rentals to “incorporate by reference” the documents that United Rentals files with the Commission. This means that United Rentals can disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this Registration Statement from the date United Rentals files that document.

United Rentals incorporates by reference into this Registration Statement the following documents or information filed with the Commission (other than, in each case, documents (or portions thereof) or information deemed to have been furnished and not filed in accordance with Commission rules and regulations):

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on February 3, 2010;

•                  Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on April 21, 2010;

•                  Current Report on Form 8-K, dated and filed on March 11, 2010;

•                  The description of United Rentals’ capital stock contained in a registration statement filed with the Commission under 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and

•                  All documents filed by United Rentals pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of Common Stock offered thereby have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part of this Registration Statement from the date of filing such reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

The Common Stock is registered under Section 12(b) of the Exchange Act.

Item 5.           Interests of Named Experts and Counsel.

None

Item 6.           Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may, in its certificate of incorporation, eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation’s capital stock); or (iv) for any transaction from which the director derived an improper personal benefit. The certificates of incorporation of United Rentals eliminates and limits such personal liability of its directors under such terms. Further, the certificates of incorporation of United Rentals provides that, if the DGCL is subsequently amended to permit further elimination or limitation of the personal liability of directors, the liability of a director of United Rentals will be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

Section 145 of the DGCL provides, in relevant part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Eligibility for indemnification in relation to an action or suit by or in the right of the corporation may be further subject to the adjudication of the Delaware Court of Chancery or the court in which such action or suit was brought. The determination regarding whether the indemnitee has met the applicable standard of conduct generally must be made by a majority of disinterested directors (or a committee thereof) or the stockholders, although indemnification is mandatory where the indemnitee is successful on the merits or otherwise in defense of the action. A corporation may advance the expenses incurred by an officer or director in defending against any action, suit or proceeding upon receipt of an undertaking by or on behalf such person to repay such expenses if it is ultimately determined that such person is not entitled to indemnification. The statute also provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

United Rentals has entered into indemnification agreements with its directors and officers. In general, these agreements require United Rentals to indemnify each of such persons against expenses, judgments, fines, settlements and other liabilities incurred in connection with any proceeding (including a derivative action) to which such person may be made a party by reason of the fact that such person is or was a director, officer or employee of United Rentals or guaranteed any obligations of United Rentals; provided, however, that the right of an indemnitee to receive indemnification is subject to the following limitations: (i) an indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of United Rentals, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and (ii) in the case of a derivative action, an indemnitee is not entitled to indemnification in the event that he is judged in a final non-appealable decision of a court of competent jurisdiction to be liable to United Rentals due to willful misconduct in the performance of his duties to United Rentals (unless and only to the extent that the court determines that the indemnitee is fairly and reasonably entitled to indemnification).

Section 145(g) of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as such at any other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person under the DGCL. Consistent with the DGCL, United Rentals has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits.

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of United Rentals, Inc., dated March 16, 2009 (incorporated by reference to Exhibit 3.1 of the United Rentals, Inc. Report on Form 8-K

Exhibit Number	Description

filed on March 17, 2009).

4.2	By-laws of United Rentals, Inc., amended as of January 16, 2009 (incorporated by reference to Exhibit 3.1 of the United Rentals, Inc. Report on Form 8-K filed on January 20, 2009).

4.3	United Rentals, Inc. 2010 Long Term Incentive Plan (incorporated by reference to Appendix A to the Proxy Statement filed on March 31, 2010).

5.1	Opinion of Sullivan & Cromwell LLP.

23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

Item 9.           Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                 To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)                              To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                 Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwich, Connecticut, on 11th day of May, 2010.

UNITED RENTALS, INC.

By:	/s/ JONATHAN M. GOTTSEGEN
	Name:	Jonathan M. Gottsegen
	Title:	Senior Vice President, General Counsel and Corporate Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading “Signatures” constitutes and appoints Jonathan M. Gottsegen, Esq. and William B. Plummer as his or her true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 11th day of May, 2010.

Signature	Title(s)

/s/ MICHAEL J. KNEELAND	Director and Chief Executive Officer
Michael J. Kneeland	(Principal Executive Officer)

/s/ JENNE K. BRITELL	Chairman of the Board of Directors
Jenne K. Britell

/s/ WILLIAM B. PLUMMER	Chief Financial Officer
William B. Plummer	(Principal Financial Officer)

/s/ JOHN J. FAHEY	Controller
John J Fahey	(Principal Accounting Offier)

/s/ JOSÉ B. ALVAREZ	Director
José B. Alvarez

/s/ HOWARD L. CLARK, JR.	Director
Howard L. Clark, Jr.

Signature	Title(s)

/s/ BOBBY J. GRIFFIN	Director
Bobby J. Griffin

/s/ SINGLETON B. MCALLISTER	Director
Singleton B. McAllister

/s/ BRIAN D. MCAULEY	Director
Brian D. McAuley

/s/ JOHN S. MCKINNEY	Director
John S. McKinney

/s/ JASON D. PAPASTAVROU	Director
Jason D. Papastavrou

/s/ FILIPPO PASSERINI	Director
Filippo Passerini

/s/ L. KEITH WIMBUSH	Director
L. Keith Wimbush

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of United Rentals, Inc., dated March 16, 2009 (incorporated by reference to Exhibit 3.1 of the United Rentals, Inc. Report on Form 8-K filed on March 17, 2009).

4.2	By-laws of United Rentals, Inc., amended as of January 16, 2009 (incorporated by reference to Exhibit 3.1 of the United Rentals, Inc. Report on Form 8-K filed on January 20, 2009).

4.3	United Rentals, Inc. 2010 Long Term Incentive Plan (incorporated by reference to Appendix A to the Proxy Statement filed on March 31, 2010).

5.1	Opinion of Sullivan & Cromwell LLP.

23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).